As filed with the Securities and Exchange Commission on June 23, 2021

Registration No. 333-256907

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dingdong (Cayman) Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

+86 21-6858-5011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315	David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3318	Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road, Causeway Bay Hong Kong +852 2521-4122

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amounts to be registered	Proposed maximum offering price per share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A ordinary shares, par value US$0.000002 per share(1)(2)	24,150,000	US$17.00	US$410,550,000	US$44,792

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-257291). Each two American depositary shares represents three Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, to update the filing status of such exhibit in Part II of the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement, filed on June 22, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt to become effective immediately prior to the completion of this offering provide for indemnification of our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares
Sertus Nominees (Cayman) Limited	October 15, 2018	1	US$0.0001
BigRain Holding Limited	November 8, 2018	999,999	US$99.9999
BigRain Holding Limited	January 1, 2019	136,565	US$13.66

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
BigRain Holding Limited	April 3, 2020	90,876	US$9.00
DDMaicai Holding Limited	March 22, 2021	48,354	US$4.84
EatBetter Holding Limited	March 29, 2021	455,659	US$45.5659
EatBetter Holding Limited	May 26, 2021	347,969	US$34.7969

Series Angel Preferred Shares
YX Venture Holdings Limited	January 1, 2019	118,202	US$ equivalent of RMB10,267,123
EatTogether Holding Limited	May 7, 2019	19,503	US$2.00

Series Angel+ Preferred Shares
EatTogether Holding Limited	April 3, 2020	9,311	US$1.00

Series Pre-A Preferred Shares
Gaorong Fresh Home Limited	March 22, 2021	179,701	US$ equivalent of RMB45,000,000

Series A Preferred Shares
Hong Kong Red Star Macalline Universal Home Furnishings Limited	May 30, 2019	252,269	US$ equivalent of RMB68,500,000
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	August 28, 2020	28,091	US$ equivalent of RMB7,627,830.14
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	August 28, 2020	28,090	US$ equivalent of RMB7,627,558.6
Abundant Star International Limited	March 22, 2021	5,524	US$5.524
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	March 22, 2021	63,979	US$ equivalent of RMB17,372,857.7
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	March 22, 2021	63,978	US$ equivalent of RMB17,372,586.1

Series A+ Preferred Shares
Gaorong Fresh Home Limited	March 22, 2021	21,204	US$ equivalent of RMB12,101,950

Series B Preferred Shares
Internet Fund V Pte. Ltd.	November 13, 2018	339,260	US$40,000,000
Gaorong Growth Consulting Limited	November 13, 2018	3,554	US$419,072
Gaorong Fresh Home Limited	March 22, 2021	3,554	US$419,072
Hupo Harmony Capital Management Ltd.	November 13, 2018	46,648	US$5,500,000

Series B2 Preferred Shares
SCC Growth V Holdco P, Ltd.	January 1, 2019	221,456	US$30,000,000

Series B3 Preferred Shares
CTG Evergreen Investment C Limited	May 7, 2019	178,266	US$35,000,000
CMC Dynamite Holding Limited	May 7, 2019	178,266	US$35,000,000
Ocean De Don HK Limited	May 7, 2019	101,866	US$20,000,000
Skycus China Fund, L.P.	May 7, 2019	101,866	US$20,000,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Series B4 Preferred Shares
Qiming Venture Partners Vi, L.P. And Qiming Managing Directors Fund VI, L.P.	June 17, 2019	46,598	US$10,000,000
CMC Dynamite Holdings III Limited	June 17, 2019	46,598	US$10,000,000
Everbay Investment Limited	June 17, 2019	46,598	US$10,000,000
Cookico (BVI) Limited	March 22, 2021	139,795	US$30,000,000

Series B4-1 Preferred Shares
EatTogether Holding Limited.	April 3, 2020	145,392	US$28,658,217

Series C1 Preferred Shares
Cookico (BVI) Limited	April 3, 2020	81,266	conversion of convertible promissory notes
Qiming Venture Partners VI, L.P.	April 3, 2020	26,379	conversion of convertible promissory notes
Qiming Managing Directors Fund VI, L.P.	April 3, 2020	710	conversion of convertible promissory notes
LFC Investment Hong Kong Limited	April 3, 2020	27,089	conversion of convertible promissory notes
BAI GmbH	April 3, 2020	65,013	conversion of convertible promissory notes
General Atlantic Singapore DD Pte. Ltd.	April 3, 2020	257,342	US$100,000,000
SCC Growth V Holdco P, Ltd.	April 3, 2020	102,937	US$40,000,000
CTG Evergreen Investment C Limited	April 3, 2020	147,971	US$57,500,000
CMC Dynamite Holdings IV Limited	April 3, 2020	77,203	US$30,000,000
CMC Dynamite Holdings III Limited	April 3, 2020	27,089	conversion of convertible promissory notes
Skycus China Fund, L.P.	April 3, 2020	77,203	US$30,000,000
Internet Fund V Pte. Ltd	April 3, 2020	20,587	US$8,000,000
Ocean II De Don HK Limited	April 3, 2020	64,335	US$25,000,000
Hupo Capital Internet Fund L.P.	April 3, 2020	25,734	US$10,000,000
United Strength Titan Limited	April 3, 2020	25,734	US$10,000,000
Gaorong Fresh Home Limited	March 22, 2021	57,902	US$22,500,000

Series D Preferred Shares
3W Global Fund	March 22, 2021	42,178	US$30,000,000
AMF-4 Holdings Limited	March 22, 2021	42,178	US$30,000,000
CTG Evergreen Investment C Limited	March 22, 2021	14,059	US$10,000,000
Mass Ave Global Basket Holdings, LP	March 22, 2021	33,742	US$24,000,000
Ocean II De Don HK Limited	March 22, 2021	14,059	US$10,000,000
Perennial VNF Inc	March 22, 2021	1,406	US$1,000,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Alpha Yasai Holdings Limited	March 22, 2021	28,119	US$20,000,000
Internet Fund V Pte. Ltd.	March 22, 2021	35,148	US$25,000,000
Coatue PE Asia 48 LLC	March 22, 2021	210,890	US$150,000,000
Cygnus Equity Starlight Ltd.	March 29, 2021	39,366	US$28,000,000
General Atlantic Singapore DD Pte. Ltd.	March 29, 2021	35,148	US$25,000,000
GBA AM SPC	March 29, 2021	14,059	US$10,000,000
PV Capital Investment V	March 29, 2021	84,356	US$60,000,000
Glory Earth Limited	March 29, 2021	28,119	US$20,000,000
DST Asia VIII	March 29, 2021	175,741	US$124,999,301.07
DST Asia VI Investments-A	March 29, 2021	28,118	US$19,999,489.86
DST Asia VI Investments-C	March 29, 2021	42,179	US$30,000,657.33
DST Asia VIII Investments-1	March 29, 2021	105,446	US$75,000,576.42
SCC Growth V Holdco P, Ltd.	March 29, 2021	9,842	US$7,000,000

Series D+ Preferred Shares
SVF II Cortex Subco (DE) LLC	May 10, 2021	386,632	US$300,000,000
Dynasty Orchid Limited	May 11, 2021	38,663	US$30,000,000

Convertible Promissory Notes
Shanghai Xingli Enterprise Management Partnership L.P.	June 17, 2019		principal amount of RMB equivalent to US$30,000,000
Qiming Venture Partners VI, L.P. and Qiming Managing Directors Fund VI, L.P.	June 17, 2019		principal amount of US$10,000,000
CMC Dynamite Holdings III Limited	June 17, 2019		principal amount of US$10,000,000
Everbay Investment Limited	June 17 2019		principal amount of US$10,000,000
BAI GmbH	July 8, 2019		principal amount of US$24,000,000

Warrants
EatTogether Holding Limited	April 11, 2019 (amended and restated on March 30, 2020)	warrant to purchase preferred shares	$28,657,217
Cookico (BVI) Limited	June 17, 2019	warrant to purchase preferred shares	$30,000,000

Options
Certain employees and consultants	various dates	options to purchase 242,451 Ordinary Shares (6,457,383 ordinary shares after share subdivision effected on June 8, 2021)	past and future services to us

Item 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Dingdong (Cayman) Limited

Exhibit Index

Exhibit No.	Description of Document

1.1*	Form of Underwriting Agreement

3.1†	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (immediately prior to the completion of this offering)

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of the American Depositary Receipts issued thereunder

4.4†	Sixth Amended and Restated Shareholders’ Agreement between the Registrant and other parties thereto dated May 10, 2021

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	English Translation of Pre-IPO Incentive Plans of the Registrant

10.2†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3†	Form of Employment Agreement between the Registrant and its executive officers

21.1†	Significant Subsidiaries of the Registrant

23.1†	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

23.4†	Consent of Weili Hong

23.5†	Consent of Philip Wai Lap Leung

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3†	Consent of China Insights Consultancy

*	To be filed by amendment.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 23, 2021.

Dingdong (Cayman) Limited

By:	/s/ Changlin Liang
Name: Changlin Liang
Title: Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on June 23, 2021.

Signature	Title

/s/ Changlin Liang	Director and Chief Executive Officer
Changlin Liang	(Principal Executive Officer)

/s/ Le Yu	Director and Chief Strategy Officer
Le Yu	(Principal Financial and Accounting Officer)

*	Director and Vice President
Yi Ding

*	Director
Eric Chi Zhang

*By:	/s/ Changlin Liang
Name: Changlin Liang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Dingdong (Cayman) Limited has signed this registration statement or amendment thereto in New York on June 23, 2021.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President